Exhibit 99.1

Landsea Homes Reports First Quarter 2023 Results

First Quarter 2023 Highlights

•Total revenue of $241.7 million
•Pretax income of $5.7 million
•First quarter net income of $3.2 million, or $0.08 per diluted share
•Home sales gross margin of 18.1%
•Total homes delivered of 472
•Net new home orders of 498 with an order value of $282.5 million
•Quarter-end homes in backlog of 696 for a total of $422.9 million

Dallas, Texas – May 3, 2023 – Landsea Homes Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”), a publicly traded homebuilder, reported financial results for the first quarter ended March 31, 2023. For the quarter, the Company reported pretax net income of $5.7 million, and net income of $3.2 million, or $0.08 per share. Prior year reported pretax net income was $18.1 million with net income of $13.1 million, or $0.28 per share. Adjusted net income (a non-GAAP measure) was $7.1 million or $0.18 per share. For the prior year period adjusted net income was $32.8 million, or $0.71 per share.

Management Commentary

“2023 is off to a great start for Landsea Homes, as traffic, sales and cancellation rates all showed significant improvement in the first quarter relative to the fourth quarter of 2022.” said John Ho, Chief Executive Officer of Landsea Homes. “We recorded net income of $3.2 million for the quarter, or earnings of $0.08 per diluted share, on home sales revenue of $240.6 million. We also generated cash from operations and kept our net leverage in check, ending the quarter with a net-debt-to-total-capital ratio of 30.7%.”

Mr. Ho continued, “Our homebuilding operations made considerable headway in the first quarter in overcoming many of the issues facing our industry last year, namely homebuyer confidence and affordability. In response to these issues, we became more aggressive on the sales front by offering attractive pricing and incentives to drive traffic at our communities. These actions proved successful, as sales activity rebounded and gained momentum as the quarter progressed.”

Mr. Ho concluded, “Our focus remains on growing our operations in select, high growth markets by attracting buyers with quality, affordable new home options. We believe this is the best path to achieving better economies of scale at the local level and generating higher returns for our shareholders. Our High Performance Home series continues to be a great differentiator for our company, and we believe it is particularly appealing to the growing population of young buyers. As a result, we believe the future remains bright for Landsea Homes.”

Operating Results

Total revenue was $241.7 million in the first quarter, down 23.6% compared to the first quarter of 2022, primarily driven by a 14% decrease in homes closed and a 6% decrease in average sales price.

New homes delivered totaled 472 homes at an average sales price of $510,000 compared to 552 homes delivered at an average sales price of $540,000 in the first quarter of 2022.

Net new home orders were 498 homes with a dollar value of $282.5 million, an average sales price of $567,000 and a monthly absorption rate of 2.8 sales per active community. This compares to 637 homes with a dollar value of $414.1 million, an average sales price of $650,000 and a monthly absorption rate of 3.9 sales per active community in the prior year period. Strong demand continued throughout the quarter and into April. As a percentage of gross orders, cancellations equaled 16% as compared to 72% in the prior quarter and 9% a year ago.

Total homes in backlog were 696 homes with a dollar value of $422.9 million and an average sales price of $608,000 at March 31, 2023. This compares to 1,605 homes with a dollar value of $930.4 million and an average sales price of $580,000 at March 31, 2022.

Total lots owned or controlled at March 31, 2023, was 11,435 compared to 12,768 at March 31, 2022. We continue to leverage our asset-light strategy, controlling 56% of our lots at the end of the first quarter of 2023.

Home sales gross margin was 18.1% compared to 20.9% in the prior year period. Adjusted home sales gross margin (a non-GAAP measure) was 21.9% compared to 29.0% in the prior year period. The decrease was primarily attributed to the increase in sales discounts and incentives.

Net income attributable to Landsea Homes was $3.2 million compared to $13.1 million in the prior year period. Adjusted net income attributable to Landsea Homes (a non-GAAP measure) was $7.1 million compared to $32.8 million in the prior year period. Net income per share on a fully diluted basis was $0.08 compared to $0.28 in the first quarter of 2022. Adjusted net income per share (a non-GAAP measure) on a fully diluted basis was $0.18 compared to $0.71 in the first quarter of 2022.

Adjusted EBITDA (a non-GAAP measure) was $16.2 million compared to $50.4 million in the prior year period.

Balance Sheet

As of March 31, 2023, the Company had total liquidity of $289.5 million consisting of cash and cash equivalents and cash held in escrow of $139.5 million and $150.0 million in availability under the Company’s $675.0 million unsecured revolving credit facility. Total debt was $516.9 million compared to $505.4 million at December 31, 2022.

Landsea Homes’ ratio of debt to capital was 42.0% at March 31, 2023 and the Company’s net debt to total capital (a non-GAAP measure) was 30.7% at March 31, 2023.

2023 Outlook

Second quarter 2023
•New home deliveries anticipated to be in the range of 450 to 500
•Delivery ASPs expected to be in the range of $510,000 to $520,000
•Home sales gross margin of approximately 18%

Full year 2023
•New home deliveries anticipated to be in the range of 1,650 to 2,000
•Delivery ASPs expected to be in the range of $540,000 to $575,000

Conference Call

The Company will hold a conference call today at 9:00 a.m. Central Time (10:00 a.m. Eastern time) to discuss its first quarter 2023 results.

•Toll-free dial-in number: 1-888-886-7786
•International dial-in number: 1-416-764-8658

The conference call will be broadcast live and available for replay here and via the Investors section of the Landsea Homes website at https://ir.landseahomes.com/.

A replay of the conference call will be available after 1:00 p.m. Eastern time on the same day through the same time on May 17, 2023.

Replay Details:

•Toll-free replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 53772730

About Landsea Homes

Landsea Homes Corporation (Nasdaq: LSEA) is a publicly traded residential homebuilder based in Dallas, Texas that designs and builds best-in-class homes and sustainable master-planned communities in some of the nation's most desirable markets. The company has developed homes and communities in New York, Boston, New Jersey, Arizona, Florida, Texas and throughout California in Silicon Valley, Los Angeles and Orange County. Landsea Homes was named the 2022 winner of the prestigious Builder of the Year award, presented by BUILDER magazine, in recognition of a historical year of transformation.

An award-winning homebuilder that builds suburban, single-family detached and attached homes, mid-and high-rise properties, and master-planned communities, Landsea Homes is known for creating inspired places that reflect modern living and provides homebuyers the opportunity to "Live in Your Element." Our homes allow people to live where they want to live, how they want to live – in a home created especially for them.

Driven by a pioneering commitment to sustainability, Landsea Homes' High Performance Homes are responsibly designed to take advantage of the latest innovations with home automation technology supported by Apple®. Homes include features that make life easier and provide energy savings that allow for more comfortable living at a lower cost through sustainability features that contribute to healthier living for both homeowners and the planet.

Led by a veteran team of industry professionals who boast years of worldwide experience and deep local expertise, Landsea Homes is committed to positively enhancing the lives of our homebuyers, employees and stakeholders by creating an unparalleled lifestyle experience that is unmatched.

For more information on Landsea Homes, visit: www.landseahomes.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations for future financial performance, business strategies or expectations for our business. These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Landsea Homes cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Words such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “look” or similar expressions may identify forward-looking statements. Specifically, forward-looking statements may include statements relating to the future financial performance of Landsea Homes; changes in the market for Landsea Homes’ products and services; and other expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this press release and our management’s current expectations, forecasts, and assumptions, and involve a number of judgments, risks and uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

These risks and uncertainties include, but are not limited to, the risk factors described by Landsea Homes in its filings with the Securities and Exchange Commission (“SEC”). These risk factors and those identified elsewhere in this press release, among others, could cause actual results to differ materially from historical performance and include, but are not limited to:
•the cyclical nature of our industry and the possibility that adverse changes in general and local economic conditions could reduce the demand for homes;
•our ability to develop communities successfully and in a timely manner;
•changes in the terms and availability of mortgage financing, interest rates, federal lending programs, and tax laws, affecting the demand for and the ability of our homebuyers to complete the purchase of a home;
•our geographic concentration, which could materially and adversely affect us if the homebuilding industry in our current markets should experience a decline;
•the potential for adverse weather and geological conditions to increase costs, cause project delays or reduce consumer demand for housing;
•our ability to promptly sell one or more properties for reasonable prices in response to changing economic, financial and investment conditions, and the risk that we may be forced to hold non-income producing properties for extended periods of time;
•our reliance on third-party skilled labor, suppliers and long supply chains;
•the dependence of our long-term sustainability and growth upon our ability to acquire lots that are either developed or have the approvals necessary for us to develop them; and
•the other risks and uncertainties indicated in Landsea Homes’ SEC reports or documents filed or to be filed with the SEC by Landsea Homes.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Investor Relations Contact:
Drew Mackintosh
Mackintosh Investor Relations, LLC
drew@mackintoshir.com
(310) 924-9036

Media Contact:
Annie Noebel
Cornerstone Communications
anoebel@cornerstonecomms.com
(949) 449-2527

Landsea Homes Corporation
Consolidated Balance Sheets - Unaudited

	March 31, 2023	December 31, 2022
	(dollars in thousands)
Assets
Cash and cash equivalents	$136,785	$123,634
Cash held in escrow	2,760	17,101
Real estate inventories	1,080,877	1,093,369
Due from affiliates	4,051	3,744
Goodwill	68,639	68,639
Other assets	134,970	134,009
Total assets	$1,428,082	$1,440,496

Liabilities
Accounts payable	$62,473	$74,445
Accrued expenses and other liabilities	135,178	149,426
Due to affiliates	884	884
Notes and other debts payable, net	516,929	505,422
Total liabilities	715,464	730,177

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, none issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 41,245,809 issued and 40,019,283 outstanding as of March 31, 2023, 42,110,794 issued and outstanding as of December 31, 2022	4	4
Additional paid-in capital	496,687	497,598
Retained earnings	161,566	158,348
Total stockholders’ equity	658,257	655,950
Noncontrolling interests	54,361	54,369
Total equity	712,618	710,319
Total liabilities and equity	$1,428,082	$1,440,496

Landsea Homes Corporation
Consolidated Statements of Operations - Unaudited

	Three Months Ended March 31,
	2023	2022
	(dollars in thousands, except per share amounts)
Revenue
Home sales	$240,625	$297,966
Lot sales and other	1,115	18,261
Total revenues	241,740	316,227

Cost of sales
Home sales	197,054	235,702
Lot sales and other	713	15,371
Total cost of sales	197,767	251,073

Gross margin
Home sales	43,571	62,264
Lot sales and other	402	2,890
Total gross margin	43,973	65,154

Sales and marketing expenses	16,408	19,148
General and administrative expenses	22,780	22,586
Total operating expenses	39,188	41,734

Income from operations	4,785	23,420

Other income, net	955	263
Loss on remeasurement of warrant liability	—	(5,555)
Pretax income	5,740	18,128

Provision for income taxes	1,617	5,067

Net income	4,123	13,061
Net income (loss) attributable to noncontrolling interests	905	(4)
Net income attributable to Landsea Homes Corporation	$3,218	$13,065

Income per share:
Basic	$0.08	$0.28
Diluted	$0.08	$0.28

Weighted average common shares outstanding:
Basic	39,997,699	45,347,369
Diluted	40,116,873	45,508,556

Home Deliveries and Home Sales Revenue

	Three Months Ended March 31,
	2023			2022			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	170	$72,534	$427	143	$62,015	$434	19%	17%	(2)%
California	85	67,258	791	128	115,552	903	(34)%	(42)%	(12)%
Florida	212	94,990	448	271	106,541	393	(22)%	(11)%	14%
Metro New York	1	1,649	1,649	4	7,700	1,925	(75)%	(79)%	(14)%
Texas	4	4,194	1,049	6	6,158	1,026	(33)%	(32)%	2%
Total	472	$240,625	$510	552	$297,966	$540	(14)%	(19)%	(6)%
Net New Home Orders, Dollar Value of Orders, and Monthly Absorption Rates

	Three Months Ended March 31,
	2023				2022				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	152	$62,745	$413	3.2	139	$74,061	$533	4.6	9%	(15)%	(23%)	(30)%
California	164	136,227	831	4.7	174	162,175	932	5.0	(6)%	(16)%	(11%)	(6)%
Florida	178	79,338	446	2.0	307	139,364	454	3.6	(42)%	(43)%	(2%)	(44)%
Metro New York	—	—	N/A	N/A	13	34,316	2,640	4.3	N/A	N/A	N/A	N/A
Texas	4	4,194	1,049	1.3	4	4,182	1,046	0.4	—%	—%	—%	225%
Total	498	$282,504	$567	2.8	637	$414,098	$650	3.9	(22)%	(32)%	(13)%	(28)%
Average Selling Communities

	Three Months Ended March 31,
	2023	2022	% Change
Arizona	16.0	10.0	60%
California	11.7	11.7	—%
Florida	30.0	28.7	5%
Metro New York	—	1.0	(100)%
Texas	1.0	3.0	(67)%
Total	58.7	54.4	8%

Backlog

	March 31, 2023			March 31, 2022			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	87	$40,197	$462	419	$193,278	$461	(79)%	(79)%	—%
California	158	147,415	933	302	272,999	904	(48)%	(46)%	3%
Florida	451	235,245	522	840	376,458	448	(46)%	(38)%	17%
Metro New York	—	—	N/A	34	77,303	2,274	N/A	N/A	N/A
Texas	—	—	N/A	10	10,372	1,037	N/A	N/A	N/A
Total	696	$422,857	$608	1,605	$930,410	$580	(57)%	(55)%	5%

Lots Owned or Controlled

	March 31, 2023			March 31, 2022
	Lots Owned	Lots Controlled	Total	Lots Owned	Lots Controlled	Total	% Change
Arizona	2,118	1,491	3,609	3,132	1,669	4,801	(25)%
California	504	1,679	2,183	762	1,016	1,778	23%
Florida	2,376	2,098	4,474	2,048	3,138	5,186	(14)%
Metro New York	2	—	2	46	—	46	(96)%
Texas	—	1,167	1,167	39	918	957	22%
Total	5,000	6,435	11,435	6,027	6,741	12,768	(10)%

Home Sales Gross Margins

Home sales gross margin measures the price achieved on delivered homes compared to the costs needed to build the home. In the following table, we calculate gross margins adjusting for interest in cost of sales, inventory impairments, and purchase price accounting for acquired work in process inventory. This non-GAAP financial measure should not be used as a substitute for the Company's operating results in accordance with GAAP. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. We believe the below information is meaningful as it isolates the impact that indebtedness, impairments, and acquisitions have on our gross margins and allows for comparability to previous periods and competitors.

	Three Months Ended March 31,
	2023	%	2022	%
	(dollars in thousands)
Home sales revenue	$240,625	100.0%	$297,966	100.0%
Cost of home sales	197,054	81.9%	235,702	79.1%
Home sales gross margin	43,571	18.1%	62,264	20.9%
Add: Interest in cost of home sales	4,542	1.9%	6,382	2.1%
Add: Inventory impairments	—	—%	—	—%
Adjusted home sales gross margin excluding interest and inventory impairments	48,113	20.0%	68,646	23.0%
Add: Purchase price accounting for acquired inventory	4,485	1.9%	17,738	6.0%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory	$52,598	21.9%	$86,384	29.0%

EBITDA and Adjusted EBITDA

The following table presents EBITDA and Adjusted EBITDA for the three months ended March 31, 2023 and 2022. Adjusted EBITDA is a non-GAAP financial measure used by management in evaluating operating performance. We define Adjusted EBITDA as net income before (i) income tax expense (benefit), (ii) interest expenses, (iii) depreciation and amortization, (iv) inventory impairments, (v) purchase accounting adjustments for acquired work in process inventory related to business combinations, (vi) loss (gain) on debt extinguishment or forgiveness, (vii) transaction costs related to the Merger and business combinations, (viii) the impact of income or loss allocations from our unconsolidated joint ventures, and (ix) loss on remeasurement of warrant liability. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest, effective tax rates, levels of depreciation and amortization, and items considered to be non-recurring. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. Accordingly, we believe this measure is useful for comparing our core operating performance from period to period. Our presentation of Adjusted EBITDA should not be considered as an indication that our future results will be unaffected by unusual or non-recurring items.

	Three Months Ended March 31,
	2023	2022
	(dollars in thousands)
Net income	$4,123	$13,061
Provision for income taxes	1,617	5,067
Interest in cost of sales	4,553	6,389
Depreciation and amortization expense	1,418	1,623
EBITDA	11,711	26,140
Purchase price accounting in cost of home sales	4,485	17,738
Transaction costs	15	948
Loss on remeasurement of warrant liability	—	5,555
Adjusted EBITDA	$16,211	$50,381

Adjusted Net Income

Adjusted Net Income to Landsea Homes is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating and understanding our operating results without the effect of certain expenses that were historically pushed down by our parent company and other non-recurring items. We believe excluding these items provides a more comparable assessment of our financial results from period to period. Adjusted Net Income to Landsea Homes is calculated by excluding the effects of related party interest that was pushed down by our parent company, purchase accounting adjustments for acquired work in process inventory related to business combinations, the impact from our unconsolidated joint ventures, Merger related transaction costs, loss (gain) on debt extinguishment or forgiveness, and loss on remeasurement of warrant liability, and tax-effected using a blended statutory tax rate. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. We also adjust for the expense of related party interest pushed down from our parent company as we have no obligation to repay the debt and related interest.

	Three Months Ended March 31,
	2023	2022
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$3,218	$13,065

Pre-Merger capitalized related party interest included in cost of sales	718	1,517
Purchase price accounting for acquired inventory	4,485	17,738
Loss on remeasurement of warrant liability	—	5,555
Total adjustments	5,203	24,810
Tax-effected adjustments (1)	3,839	19,762

Adjusted net income attributable to Landsea Homes Corporation	$7,057	$32,827

Net income attributable to Landsea Homes Corporation	$3,218	$13,065
Less: undistributed earnings allocated to participating shares	—	(289)
Net income attributable to common stockholders	$3,218	$12,776

Adjusted net income attributable to Landsea Homes Corporation	$7,057	$32,827
Less: adjusted undistributed earnings allocated to participating shares	—	(725)
Adjusted net income attributable to common stockholders	$7,057	$32,102

Earnings per share
Basic	$0.08	$0.28
Diluted	$0.08	$0.28

Adjusted earnings per share
Basic	$0.18	$0.71
Diluted	$0.18	$0.71

Weighted shares outstanding
Weighted average common shares outstanding used in EPS - basic	39,997,699	45,347,369
Weighted average common shares outstanding used in EPS - diluted	40,116,873	45,508,556
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.

Net Debt to Total Capital

The following table presents the ratio of debt to capital as well as the ratio of net debt to total capital which is a non-GAAP financial measure. The ratio of debt to capital is computed as the quotient obtained by dividing total debt, net of issuance costs, by total capital (sum of total debt, net of issuance costs, plus total equity).

The non-GAAP ratio of net debt to total capital is computed as the quotient obtained by dividing net debt (which is total debt, net of issuance costs, less cash, cash equivalents, and restricted cash as well as cash held in escrow to the extent necessary to reduce the debt balance to zero) by total capital. The most comparable GAAP financial measure is the ratio of debt to capital. We believe the ratio of net debt to total capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt to capital does not take into account our liquidity and we believe that the ratio of net debt to total capital provides supplemental information by which our financial position may be considered.

See table below reconciling this non-GAAP measure to the ratio of debt to capital.

	March 31, 2023	December 31, 2022
	(dollars in thousands)
Total notes and other debts payable, net	$516,929	$505,422
Total equity	712,618	710,319
Total capital	$1,229,547	$1,215,741
Ratio of debt to capital	42.0%	41.6%

Total notes and other debts payable, net	$516,929	$505,422
Less: cash, cash equivalents, and restricted cash	136,785	123,634
Less: cash held in escrow	2,760	17,101
Net debt	377,384	364,687

Total capital	$1,229,547	$1,215,741
Ratio of net debt to total capital	30.7%	30.0%